As filed with the Securities and Exchange Commission on April 15, 2003

Registration No. 333-83672

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHROP GRUMMAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3812	95-4840775
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Identification Numbers)

John H. Mullan

Corporate Vice President and Secretary

1840 Century Park East

Los Angeles, California 90067

(310) 553-6262

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Copies To:

Andrew E. Bogen

Peter F. Ziegler

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

(213) 229-7000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

DEREGISTRATION OF SECURITIES

On March 4, 2002, Northrop Grumman Corporation, a Delaware corporation, filed a registration statement on Form S-4 (file no. 333-83672), as thereafter amended, pursuant to which Northrop Grumman registered 76,382,974 shares of Northrop Grumman common stock in connection with Northrop Grumman’s acquisition of TRW Inc., an Ohio Corporation, pursuant to the Agreement and Plan of Merger dated as of June 30, 2002 by and among TRW, Northrop Grumman, and Richmond Acquisition Corp, an Ohio corporation and wholly-owned subsidiary of Northrop Grumman. The merger was consummated on December 11, 2002.

In the merger, each share of TRW common stock and restricted stock and each TRW restricted stock unit was converted into the right to receive 0.5357 of a share of Northrop Grumman common stock, with cash paid in lieu of any fractional shares. All options to acquire TRW common stock were deemed assumed by Northrop Grumman and are exercisable to acquire shares of Northrop Grumman common stock based on the 0.5357 exchange ratio used in the merger. As a result, a maximum of 69,394,649 shares of Northrop Grumman common stock were issued in the merger in exchange for outstanding TRW common stock, restricted stock and restricted stock units, and a maximum of 5,810,231 shares of Northrop Grumman common stock are issuable upon exercise of assumed TRW options.

This Post-Effective Amendment No. 1 to the registration statement on Form S-4 (file no. 333-83672) is being filed pursuant to Rule 478 (a)(4) under the Securities Act of 1933, as amended and the undertakings contained in the registration statement, to deregister 1,178,094 of the shares currently registered under the registration statement. The shares being deregistered will not be issued as a result of the final exchange ratio for the merger and the number of shares of TRW common stock and restricted stock and restricted stock units and options to purchase TRW common stock outstanding at the effective time of the merger.

The terms of the merger are described in greater detail in the joint proxy statement/prospectus dated November 4, 2002 filed as part of the registration statement, as supplemented by the additional disclosure materials dated November 25, 2002, all of which were mailed to Northrop Grumman and TRW stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (file no. 333-83672) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 15, 2003.

Northrop Grumman Corporation

By:	/s/ JOHN H. MULLAN
John H. Mullan Corporate Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on April 15, 2003 in the capacities indicated below.

Signature	Title
* Kent Kresa	Chairman of the Board and Director

* Ronald D. Sugar	Chief Executive Officer, President and Director (Principal Executive Officer)

* Richard B. Waugh, Jr.	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)

* Sandra J. Wright	Corporate Vice President and Controller (Principal Accounting Officer)

* John T. Chain, Jr.	Director

* Lewis W. Coleman	Director

* Vic Fazio	Director

* Phillip Frost	Director

Charles R. Larson	Director

Charles H. Noski	Director

* Jay R. Nussbaum	Director

Philip A. Odeen	Director

* Aulana L. Peters	Director

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* John Brooks Slaughter	Director

*By:	/s/ JOHN H. MULLAN
John H. Mullan Attorney-in-Fact

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